UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 8-K



                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 MARCH 15, 2000
                                 --------------
                                 Date of Report


                        Commission file number 333-42623

                             THE THAXTON GROUP, INC.
                             -----------------------
         (Name of small business registrant as specified in its charter)


       SOUTH CAROLINA                                     57-0669498
       --------------                                     ----------
(State or other jurisdiction of                         (IRS Employer
incorporation or organization)                       Identification No.)


              1524 PAGELAND HIGHWAY, LANCASTER SOUTH CAROLINA 29270
              -----------------------------------------------------
                    (Address of principal executive offices)

                   Registrant's telephone number: 803-285-4337

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS

On March 1, 2000, the The Thaxton Group, Inc. ("Thaxton Group") transferred all of the assets of certain insurance agency operations into a newly formed company named Thaxton RBE, Inc. ("RBE"). The assets consist of approximately 40 non-standard automobile insurance agency offices in North Carolina, Arizona, New Mexico, Nevada and Colorado. These agencies offer an insurance product in which Thaxton Group bears insurance underwriting risk. After the tranfer, this risk will be assumed by RBE. Also transferred were the assets and liabilities of insurance general agencies in Virginia and South Carolina. Both of these general agencies also offer products which bear insurance underwriting risk, that will be assumed by RBE. The total amount of the assets transferred approximate $9 million, the majority of which are intangible. In connection with the transaction, RBE assumed approximately $2 million in liabilities to third parties, and issued a $7 million note payable to Thaxton Group.

The purpose of the transfer was to reduce Thaxton Group's equity in the transferred assets and its exposure to the related underwriting risk and raise additional capital from investors to fund growth in RBE's insurance activities. Immediately subsequent to the formation and asset transfer, Thaxton Life Partners, Inc. invested $2,000,000 in the capital stock of Thaxton RBE, Inc., and obtained a 90% interest in this company as a result of the investment. Thaxton Life Partners, Inc., is a company owned by James D. Thaxton (Thaxton Group Chairman and majority shareholder); C. L. Thaxton (a Thaxton Group director); and other Thaxton family members.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thaxton Group, Inc.

By:               /s/  James D. Thaxton
                       -----------------------
                       Chief Executive Officer

                  /s/  Allan F. Ross
                       -----------------------
                       Chief Financial Officer